Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-157176
Pricing Term Sheet
McKesson Corporation
February 23, 2011
3.250% Notes due 2016
4.750% Notes due 2021
6.000% Notes due 2041

Issuer:	McKesson Corporation
Title:	3.250% Notes due 2016	4.750% Notes due 2021	6.000% Notes due 2041
Size:	$600,000,000	$600,000,000	$500,000,000
Maturity:	March 1, 2016	March 1, 2021	March 1, 2041
Interest Payment Dates:	March 1 and September 1, commencing September 1, 2011	March 1 and September 1, commencing September 1, 2011	March 1 and September 1, commencing September 1, 2011
Coupon:	3.250%	4.750%	6.000%
Benchmark Treasury:	2.000% due January 31, 2016	3.625% due February 15, 2021	4.250% due November 15, 2040
Treasury Yield:	2.174%	3.489%	4.607%
Spread to Benchmark Treasury:	+115bps	+130bps	+150bps
Yield to Maturity:	3.324%	4.789%	6.107%
Price to Public:	99.661%	99.693%	98.536%
Optional Redemption:	Treasury Rate+20bps	Treasury Rate+20bps	Treasury Rate+25bps
CUSIP:	58155QAC7	58155QAD5	58155QAE3
ISIN:	US58155QAC78	US58155QAD51	US58155QAE35
Trade Date:	February 23, 2011
Settlement Date:	February 28, 2011
Ratings of the Notes:	Moody’s, Baa2 (stable); S&P, A- (stable); Fitch, A- (stable)
Bookrunners:	J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	Mitsubishi UFJ Securities (USA), Inc., Rabo Securities USA, Inc., Scotia Capital (USA) Inc., Wells Fargo Securities, LLC, Fifth Third Securities, Inc., PNC Capital Markets LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.
This pricing term sheet supplements the preliminary prospectus supplement dated February 23, 2011 and prospectus dated February 9, 2009.